EXHIBIT 10.2

STOCK-SETTLED APPRECIATION RIGHTS AWARD NOTICE

<Name>
<Address>

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), you have been granted Stock-Settled Appreciation Rights (SARs).  The general terms of this grant of SARs are outlined below.

Grant Date:	January 24, 2013
Number of SARs:	«SARS»
Grant Price Per SAR:	(Closing Price on Grant Date)
Expiration Date:	January 24, 2020
Vesting Schedule:	25% on May 8, 2014 25% on May 8, 2015 25% on May 8, 2016 25% on May 8, 2017

This award entitles you to receive Havertys Common Stock (“Stock”) equal in value to the excess of the fair market value of one share of Stock over the Grant Price Per SAR, multiplied by the number of shares being exercised, net of shares for withholding taxes.

Until vested and exercised, the shares represented by this award are not entitled to receive cash dividends and do not have the right to vote.  If you leave Havertys, other than in the case of death, disability or retirement, unvested awards are forfeited and any vested SARs must be exercised within three months.  Except as the Compensation Committee may at any time otherwise provide in their sole discretion or as required to comply with applicable law, shares not vested at retirement will vest according to the stated schedule and must be exercised by the expiration date. This SARs award will vest immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan.  Please consult the 2004 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys’ equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.